FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Ed Lockwood	Meggan Powers
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-8733
ed.lockwood@kla-tencor.com	meggan.powers@kla-tencor.com

KLA-TENCOR PRICES SENIOR NOTES OFFERING
MILPITAS, Calif., October 31, 2014 - KLA-Tencor Corporation (NASDAQ: KLAC) today announced it has entered into an agreement on October 30, 2014 to sell $250,000,000 aggregate principal amount of its 2.375% Senior Notes due 2017 (the “2017 Notes”), $250,000,000 aggregate principal amount of its 3.375% Senior Notes due 2019 (the “2019 Notes”), $500,000,000 aggregate principal amount of its 4.125% Senior Notes due 2021 (the “2021 Notes”), $1,250,000,000 aggregate principal amount of its 4.650% Senior Notes due 2024 (the “2024 Notes”) and $250,000,000 aggregate principal amount of its 5.650% Senior Notes due 2034 (the “2034 Notes”) under an automatic shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The offering is expected to settle on November 6, 2014, subject to customary closing conditions.
The 2017 Notes will bear interest at a rate of 2.375% per year, the 2019 Notes will bear interest at a rate of 3.375% per year, the 2021 Notes will bear interest at a rate of 4.125% per year, the 2024 Notes will bear interest at a rate of 4.650% per year and the 2034 Notes will bear interest at a rate of 5.650% per year. Interest will be payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2015.
KLA-Tencor intends to use the net proceeds from this offering, together with borrowings of $750.0 million under the amortizing term loans to be provided under a credit agreement that KLA-Tencor plans to enter concurrently with, or shortly after the completion of, this offering and cash on hand, (x) to fund a special dividend to KLA-Tencor’s stockholders of approximately $2.75 billion and (y) subject to the closing of the credit facility, to redeem the $750.0 million outstanding principal amount of KLA-Tencor’s 6.900% Senior Notes due 2018 (including the payment of associated redemption premiums, accrued interest and related fees and expenses) as promptly as practicable following the completion of this offering and (z) for other general corporate purposes, including repurchases of up to 16.6 million shares of KLA-Tencor’s common stock pursuant to KLA-Tencor’s stock repurchase program. KLA-Tencor expects the credit facility to consist of the $750.0 million of amortizing term loans described above, which will be drawn upon the closing of the credit facility, and commitments for an unfunded revolving credit facility of $500.0 million.
J.P. Morgan Securities LLC is acting as the sole book-running manager of the offering.
KLA-Tencor has filed an effective registration statement (including a preliminary prospectus supplement and accompanying base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the effective registration statement (including the preliminary prospectus supplement and accompanying base prospectus) for more complete information about KLA-Tencor and this offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC at the following address: 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk-3rd Floor or by calling collect at (212) 834-4533.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements:
Statements in this press release other than historical facts, such as statements regarding KLA-Tencor’s intention to use the net proceeds from this offering, together with borrowings under a credit agreement that KLA-Tencor plans to enter concurrently with, or shortly after the completion of, this offering and cash on hand, to fund a special dividend and redeem the $750.0 million outstanding principal amount of KLA-Tencor’s 6.900% Senior Notes due 2018 (including the payment of associated redemption premiums, accrued interest and related fees and expenses); KLA-Tencor’s plans to enter into a credit agreement; KLA-Tencor’s repurchases of up to 16.6 million shares of KLA-Tencor’s common stock pursuant to KLA-Tencor’s stock repurchase program; and KLA-Tencor’s expectations regarding the allocation of the credit facility, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors; the financial condition of the global capital markets and the general macroeconomic environment; new and enhanced product and technology offerings by competitors; cancellation of orders by customers; the ability of KLA-Tencor’s research and development teams to successfully innovate and develop technologies and products that are responsive to customer demands; KLA-Tencor’s ability to successfully manage its costs; market acceptance of the company’s existing and newly issued products; and changing customer demands. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to KLA-Tencor’s Annual Report on Form 10-K for the year ended June 30, 2014, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor assumes no obligation to, and does not currently intend to, update these forward-looking statements.
About KLA-Tencor:
KLA-Tencor Corporation (NASDAQ: KLAC), a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, LED and other related nanoelectronics industries.  With a portfolio of industry-standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for more than 35 years. Headquartered in Milpitas, California, KLA-Tencor has dedicated customer operations and service centers around the world. (KLAC-F)